Exhibit 10.15

Execution Version

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT effective as of June 1, 2020 (this “Agreement”) between Cognition Therapeutics, Inc. (the “Company”), a Delaware corporation, and Lisa Ricciardi (the “Executive”).

Background:

Executive and the Company entered into an employment agreement dated March 30, 2020 (the “Interim CEO Contract”) for Executive to serve as Interim Chief Executive Officer of the Company for a term specified therein.

The parties desire to terminate the Interim CEO Contract and enter into this Agreement to provide for the employment of the Executive by the Company as CEO and for certain other matters in collection with such employment, all as set forth more fully in this Agreement. Certain capitalized terms used in this Agreement have the respective meanings given to them in Exhibit A hereto.

Terms:

NOW, THEREFORE, in consideration of the premises and covenants set forth herein, and intending to be legally bound hereby, the parties to this Agreement hereby agree as follows:

1.            Termination of Interim CEO Contract; Position and Duties; Board Seat.

(a)            Termination of Interim CEO Contract. The parties acknowledge and agree that the Interim CEO Contract shall terminate on the Effective Date and all matters related to Executive’s employment shall be governed by this Agreement.

(b)            Position and Duties. The Company agrees that the Executive shall be employed by the Company to serve as Chief Executive Officer and President of the Company. The Executive shall report directly to the Board of Directors of the Company (the “Board”). The Executive agrees to be so employed by the Company and agrees to devote substantially all of her business time, attention, skill and efforts to perform services for the Company and to faithfully and diligently discharge and fulfill her duties hereunder to the best of her abilities. In so doing, the Executive shall perform such executive, managerial, administrative and financial functions as are required to develop the Company’s business and to perform other duties assigned to the Executive by the Board that are consistent with the Executive’s title as Chief Executive Officer and President. The Executive shall perform her duties hereunder primarily at the Company’s principal offices, currently located in Pittsburgh, Pennsylvania. In the performance of her duties, the Executive shall travel to such other places at the Company’s expense at such times as the needs of the Company may from time-to-time dictate or be desirable.

(c)            Other Activities. Notwithstanding Section 1(a), nothing shall preclude the Executive from engaging in professional, education, religious, civic, charitable or similar types of activities, community affairs and/or managing her personal investments and affairs, provided that these activities do not interfere or conflict with the performance of her duties and responsibilities hereunder. The Executive may continue to serve on up to five boards of directors of other enterprises.

(d)            Board Seat. Promptly after the date hereof, the Executive will be nominated for election to a seat on the Board, which the Executive shall occupy for as long as the Executive continues to serve as Chief Executive Officer. The Executive will automatically be deemed to have resigned the Executive’s position as a member of the Board if the Executive resigns or is terminated as the Chief Executive Officer for any reason, and, without limiting the foregoing, the Executive agrees to submit the Executive’s written resignation in such event upon the Company’s request.

2.            Term. The Executive’s employment under this Agreement shall commence on the Commencement Date and shall end when terminated pursuant to Section 4.

3.            Compensation.

(a)            Base Salary. The Executive shall initially be paid an annual salary at the rate of $386,000 (the “Base Salary”), payable in accordance with the Company’s payroll practices and policies in effect from time to time and subject to applicable withholding of income taxes, social security taxes and other such payroll deductions as are required by law or applicable employee benefit programs; provided, however, Executive’s Base Salary shall be evaluated when similarly situated executives are evaluated for raises. Notwithstanding the above, Executive’s Base Salary shall be increased to $425,000 upon a successful raise of an additional $50,000,000 in the Series C at a share price of $1.25 per share or higher. The Board shall review the Executive’s Base Salary for annual increases beyond the set increase noted above.

(b)            Cash Bonus. With respect to each fiscal year of the Company during the continued full-time employment of the Executive hereunder, commencing with the 2020 fiscal year, the Executive will be eligible to an annual performance bonus (the “Cash Bonus”) in an amount up to 40% of the Executive’s Base Salary; provided, however, that the Cash Bonus for the 2020 fiscal year shall be prorated based on the portion of such fiscal year during with the Executive is actually employed by the Company pursuant to the Interim CEO Contract and this Agreement. For the avoidance of doubt, the prorated bonus for the 2020 fiscal year shall be calculated using Executive’s start date under the Interim CEO Contract. The Cash Bonus, if any, will be awarded by the Board in its reasonable discretion based on the achievement of Company and personal performance metrics established by the Board on an annual basis, and in any event not later than the 60th day of the applicable fiscal year, following good faith consultation with the Executive. Except as set forth in Section 4 of this Agreement, any Cash Bonus allocable to the Executive hereunder shall be earned by the Executive if and only if the Executive actively employed on a full-time basis with the Company and is otherwise in compliance with the Executive’s obligations under this Agreement through the end of the fiscal year to which such Cash Bonus relates and, subject to sub-sections (a) and (b) of Section 4, on the payment date therefor. Any Cash Bonus awarded to the Executive hereunder will be payable in a single lump sum cash payment, less applicable taxes and withholdings, not later than two and one-half months after the end of the fiscal year to which it relates in accordance with the Company’s customary practices for annual bonus payments.

(c)            Equity Incentives. Subject to the approval of the Board, the Executive shall be granted stock options under the Equity Incentive Plan as specified on Exhibit B hereto. In addition, the Executive shall be eligible to participate in equity incentive programs established by the Company from time to time in accordance with the terms of those programs.

(d)            Participation in Employee Benefit Plans. The Executive shall be eligible to continue to participate in any and all employee benefit plans from time to time in effect for employees of the Company generally. Such participation shall be subject to (i) the terms of the applicable plan documents, and (ii) generally applicable Company policies.

(e)            Vacation and Fringe Benefits. The Executive shall be entitled to participate in all vacation and other fringe benefit programs of the Company to the extent and on the same terms and conditions as are accorded to other senior management employees of the Company.

(f)            Reimbursement of Other Expenses.

(i)           The Company will directly pay for the attorneys’ fees incurred by the Executive in connection with the review and negotiation of this Agreement, as well as all other documents in connection with the commencement of her employment with the Company in an aggregate amount up to $15,000. Upon receiving a summary invoice and Form W9 from Outten & Golden LLP, the Company shall issue payment to Outten & Golden LLP no later than 10 business days following the Executive’s submission of such documentation.

(ii)           The Company shall reimburse the Executive for the reasonable and necessary out-of-pocket business expenses incurred by the Executive for or on behalf of the Company in furtherance of the performance of the Executive’s duties hereunder in accordance with the Company’s policies as approved by the Board from time to time, subject in all cases to the Company’s requirements with respect to reporting and documentation of such expenses.

(g)            Section 409A. If any reimbursement under this Section 3 is not exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) then (i) any reimbursement in one calendar year shall not affect the amount that may be reimbursed in any other calendar year; (ii) a reimbursement (or right thereto) may not be exchanged or liquidated for another benefit or payment; and (iii) a reimbursement shall be made no later than the end of the calendar year following the calendar year in which the Executive incurred the related expense.

4.            Termination.

(a)            Death. The Executive’s employment with the Company shall automatically terminate effective as of the date of the Executive’s death, in which event the Company shall not have any further obligation or liability under this Agreement except that the Company shall pay to the Executive’s estate: (i) any portion of the Executive’s Base

Salary for the period up to the Executive’s date of death that has been earned but remains unpaid; (ii) any expenses properly incurred but not yet reimbursed, including, without limitation, the reimbursements provided for in sub-sections (d) and (f) of Section 3; (iii) any benefits that have accrued to the Executive under the terms of the employee benefit plans of the Company, which benefits shall be paid in accordance with the terms of those plans (the payments in clauses (i) through (iii) collectively, the “Accrued Obligations”); (iv) the Cash Bonus awarded pursuant to Section 3(b), if any, with respect to the fiscal year prior to the fiscal year of termination, to the extent unpaid (the “Earned Bonus”). The Accrued Obligations shall be paid on the first payroll date following the last date of employment to the extent administratively feasible and, if not, then on the second payroll date following the last date of employment. The Earned Bonus, if any, will be paid when it would have been paid had Executive remained employed with the Company.

(b)            Disability. The Company may terminate the employment of the Executive immediately upon written notice to the Executive in the event of the Disability of the Executive, in which event the Company shall not have any further obligation or liability under this Agreement except for the Accrued Obligations and the Earned Bonus. The Accrued Obligations shall be paid on the first payroll date following the last date of employment to the extent administratively feasible and, if not, then on the second payroll date following the last date of employment. The Earned Bonus, if any, will be paid when it would have been paid had Executive remained employed with the Company.

(c)            Termination of the Executive’s Employment for Cause. The Company may terminate the employment of the Executive for Cause immediately upon providing written notice of such termination to the Executive. If the Executive’s employment with the Company is terminated by the Company for Cause, the Company shall not have any further obligation or liability under this Agreement except for the Accrued Obligations. The Accrued Obligations shall be paid on the first payroll date following the last date of employment to the extent administratively feasible and, if not, then on the second payroll date following the last date of employment.

(d)            Other Termination by the Company. The Company may terminate the employment of the Executive for any reason other than one specified in Section 4(b) or Section 4(c) immediately upon written notice of termination to the Executive. If the Executive’s employment with the Company is terminated by the Company for any reason other than one specified in Section 4(b) or Section 4(c), in addition to the Accrued Obligations and the Earned Bonus, and subject to the execution by the Executive of a release in the form of Exhibit C hereto (the “Release”) and the compliance by the Executive with the Release and all terms and provisions of this Agreement and the Invention Assignment Agreement (as defined in Section 5(b)) that survive the termination of the Executive’s employment by the Company the Executive shall be entitled to receive (i) severance payments in an amount equal to the Base Salary for the for the twelve (12) month period following the termination date; (ii) direct payment by the Company of COBRA premiums at the same level of employer subsidization as was in effect on the termination date until the earlier of the end of the twelve (12) month period following the termination date or (2) the date the Executive becomes eligible for group health insurance through another employer and (iii) with regard to any of the Executive’s awarded and outstanding options to purchase shares of the Company’s Common Stock that are subject to time-based vesting, a number of option shares equal to the number of shares that would have vested if Executive continued to be employed for a period equal to 9 months after the date of termination shall become vested and exercisable. Notwithstanding the foregoing, if the Executive’s employment with the Company is terminated by the Company (or its successor) for any reason other than one specified in Section 4(b) or Section 4(c) within the twelve (12) month period following a Change of Control, then, in addition to the Accrued Obligations and the Earned Bonus, and subject to the execution by the Executive of the Release and the compliance by the Executive with the Release and all terms and provisions of this Agreement and the Invention Assignment Agreement (as defined in Section 5(b)) that survive the termination of the Executive s employment by the Company, the Executive shall be entitled to (A) receive severance payments in the form of continued payment of the Base Salary for the eighteen (18) month period following the termination date, (B) direct payment by the Company of COBRA premiums at the same level of employer subsidization as was in effect on the termination date until the earlier of (1) the date that is eighteen (18) months following the termination date or (2) the date the Executive becomes eligible for group health insurance through another employer, (C) an amount equal to the target Cash Bonus and (D) with regard to any of the Executive’s awarded and outstanding options to purchase shares of the Company’s Common Stock that are subject to time-based vesting, a number of option shares equal to the number of shares that would have vested if Executive continued to be employed for a period equal to 9 months after the date of termination shall become vested and exercisable. Any payments and benefits due pursuant to this Section 4(d), other than the Accrued Obligations and Earned Bonus, shall be paid or commence as soon as administratively feasible within 60 days, but no earlier than 30 days, after the date of the Executive’s termination of employment, provided the Executive has timely executed and returned the Release and, if a revocation period is applicable, the Executive has not revoked the Release; provided however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the severance payments shall begin to be paid in the second calendar year. On the date that payments pursuant to this Section 4(d) commence, the Company will pay the Executive in a single lump sum payment, less applicable taxes and withholding, the payments that the Executive would have received on or prior to such date but for the delay imposed by the immediately preceding sentence, with the balance of the payments to be paid as originally scheduled. The Accrued Obligations will be paid on the first payroll date following last date of employment to the extent administratively feasible and, if not, then on the second payroll date following the last date of employment. The Earned Bonus will be paid when it would have been paid had Executive remained employed with the Company. If the Executive’s employment with the Company is terminated by the Company pursuant to this Section 4(d), the Company shall not have any further obligation or liability under this Agreement except for the payments specified in this Section 4(d) and payment of the Accrued Obligations and the Earned Bonus.

(e)            Termination by the Executive for Good Reason. The Executive may terminate her employment with the Company for Good Reason immediately upon providing written notice of such termination to the Company. If the Executive shall terminate the Executive’s employment with the Company for Good Reason, the Executive shall be entitled to receive the same payments and benefits on the same terms and conditions as would be applicable upon a termination of the Executive’s employment by the Company as provided in Section 4(d) and subject to the satisfaction of the other provisions of such Section 4(d) and this Section 4(e). If the Executive’s employment with the Company is terminated by the

Executive for Good Reason pursuant to this Section 4(e), the Company shall not have any further obligation or liability under this Agreement except for the payments specified in Section 4(d) and payment of the Accrued Obligations and the Earned Bonus. The Executive may not terminate her employment with the Company for Good Reason pursuant to this Section 4(e), and shall not be considered to have done so for any purpose of this Agreement, unless (A) the Executive, within 60 days after the initial existence of the act or failure to act by the Company that constitutes “Good Reason” within the meaning of this Agreement, provides the Company with written notice that describes in particular detail, the act or failure to act that the Executive believes to constitute “Good Reason” and identifies the particular clause of this Section 4(e) that the Executive contends is applicable to such act or failure to act; (B) the Company, within 30 days after its receipt of such notice, fails or refuses to rescind such act or remedy such failure to act so as to eliminate “Good Reason” for the termination by the Executive of the Executive’s employment relationship with the Company; and (C) the Executive actually resigns from the employ of the Company on or before that date that is 12 calendar months after the initial existence of the act or failure to act by the Company that constitutes “Good Reason.” If the requirements of the immediately preceding sentence are not fully satisfied on a timely basis, then the resignation by the Executive from the employ of the Company shall not be deemed to have been for “Good Reason,” the Executive shall not be entitled to any of the benefits to which the Executive would have been entitled if the Executive had resigned from the employ of the Company for “Good Reason,” and the Company shall not be required to pay any amount or provide any benefit that would otherwise have been due to the Executive under this Section 4(e) had the Executive resigned with “Good Reason.”

(f)            Other Termination by the Executive. The Executive may terminate the Executive’s employment for any reason other than one specified in Section 4(e) upon 30 days’ prior written notice of termination to the Company. In the event the Executive shall terminate the Executive’s employment pursuant to this Section 4(f), the Company shall not have any further obligation or liability under this Agreement, except for the Accrued Obligations, which shall be paid on the first payroll date following last date of employment to the extent administratively feasible and if not, then on the second payroll date following the last date of employment. The Company shall not have the right following Executive’s provision of notice to terminate the Executive’s employment prior to the end of the notice period unless the Company pays the Executive for the full notice period.

(g)          Base Salary Continuation. The Base Salary continuation set forth in Sections 4(d) and (e) above shall be intended either (i) to satisfy the safe harbor set forth in the Treas. Regs. 1.409A-1(b)(9)(iii), or (ii) be treated as a Short-term Deferral as that term is defined Treas. Regs. 1.409A-1(b)(4). To the extent such continuation payments exceed the applicable safe harbor amount or do not constitute a Short-term Deferral, the excess amount shall be treated as deferred compensation under Code section 409A and as such shall be payable pursuant to the following schedule: such excess amount shall be paid via standard payroll in periodic installments in accordance with the Company’s usual practice for its senior executives. Solely for the purposes of Code section 409A, each installment payment is considered a separate payment. Notwithstanding any provision in this Agreement to the contrary, in the event that the Executive is a “specified employee” as defined in Code section 409A, any continuation payment, continuation benefits or other amounts payable under this Agreement that would be subject to the special rule regarding payments to “specified employees” under Section 409(A)(a)(2)(B) of the

Code shall not be paid before the expiration of a period of six months following the date of the Executive’s termination of employment or before the date of the Executive’s death, if earlier.

(h)           Parachute Provisions. In the event a Change of Control occurs, the Company will engage an independent accounting firm (the “Accounting Firm”) at its expense to determine whether the Executive received, is entitled to receive or will become entitled to receive any benefits or payments in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) (the “Total Payments”) and whether the Total Payments will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code. If the Total Payments will be subject to the Excise Tax, at the Executive’s election, (i) the Company shall use reasonable efforts to obtain the approval of Company’s stockholders in the manner contemplated by Q&A 7 of Treas. Reg. Section 1.280G such that the Excise Tax shall not apply to any portion of the Total Payments, or (ii) the aggregate present value of the Total Payments shall be reduced (but not below $1) if reducing the Total Payments will provide the Executive with a greater net after-tax amount than would be the case if no reduction was made. Any reduction shall be done in accordance with Section 409A of the Code.

5.            Restrictive Covenants.

(a)            Non-Competition and Non-Solicitation. The Executive shall not, and shall not permit any person or entity directly or indirectly controlled by the Executive (alone or together with others) (the “Executive Affiliates”) to, directly or indirectly (including, without limitation, through ownership, management, operation or control of any other person or entity, or participation in the ownership, management, operation or control of any other person or entity, or by having any interest, as a stockholder, lender, investor, agent, consultant, employee, partner or otherwise, in or with respect to any other person or entity) do any of the following:

(i)            During the period of the Executive’s employment with the Company and for 12 months following the date of termination of the Executive’s employment for any reason (the “Restricted Period”), own, manage, operate, control, invest in, participate in, provide consulting services to, or be involved or associated with in any capacity, any person or entity that is engaged in a Competitive Business anywhere in the world; provided that the foregoing shall not prohibit the Executive and Executive Affiliates from owning in the aggregate less than one percent of any class of securities listed on a national securities exchange or traded publicly in the over-the-counter market;

(ii)           During the Restricted Period: (A) solicit, encourage or entice any client, customer, vendor, licensee, licensor, consultant or supplier of or to the Company to cease to do business with, or to reduce or modify the business such person or entity has done with or intends to do with, or to end, reduce or modify any relationship or proposed relationship of such person or entity with, the Company, or (B) interfere with, disrupt or attempt to disrupt or otherwise jeopardize any relationship of the Company with any client, customer, vendor, licensee, licensor, consultant or supplier or any other person or entity with whom the Company has a business relationship; and

(iii)            During the Restricted Period, solicit, hire, contract for services or otherwise employ any person who at the time of the Executive’s termination of employment or at any time during the six-month period immediately preceding such termination is or was an employee of, or a consultant to, the Company, or otherwise encourage any such individual to leave the employ of, or to terminate any such consulting arrangement with, the Company, or, with respect to any such employee or consultant who is then an employee of or consultant to the Company, to become an employee of, or consultant to, any other person or entity, or employ or retain any such person.

(b)            Invention Assignment Agreement. The Executive and the Company have entered into that certain Employment Confidentiality and Invention Agreement dated as of the date hereof (the “Invention Assignment Agreement”) and attached hereto as Exhibit D, the terms and conditions of which are incorporated by reference herein and made a part hereof.

(c)            Injunctive Relief. The Executive acknowledges that the Executive’s compliance with the agreements in this Section 5 is necessary to protect the good will and other proprietary interests of the Company and that the Executive is one of the principal executives of the Company and conversant with its affairs, its trade secrets and other proprietary information. The Executive acknowledges that a breach of any of the Executive’s agreements in this Section 5 may result in irreparable and continuing damage to the Company for which there may be no adequate remedy at law; and the Executive agrees that in the event of any material breach of the aforesaid agreements, the Company and its successors and assigns shall be entitled to seek injunctive relief and to such other and further relief as may be proper.

(d)           Tolling. The Restricted Period and any additional periods thereafter under this Section 5 shall be tolled and shall cease to run during the period of any violation by the Executive of any of the Restrictive Covenants.

6.            No Conflicts. The Executive represents and warrants that the Executive is not party to any agreement, contract or understanding, whether of employment, consultancy or otherwise, in conflict with this Agreement or which would in any way restrict or prohibit the Executive from undertaking or performing services for the Company or otherwise from entering into or performing this Agreement or the Invention Assignment Agreement.

7.            Full Agreement. This Agreement (including the Exhibits hereto), constitutes the entire agreement of the parties concerning its subject matter and supersedes all other oral or written understandings, discussions, and agreements, and may be modified only in a writing signed by both parties. The parties acknowledge that they have read and fully understand the contents of this Agreement and execute it after having an opportunity to consult with legal counsel.

8.            Amendments. Any amendment to this Agreement shall be made in writing and signed by the parties hereto.

9.            Enforceability. If any provision of this Agreement shall be invalid or unenforceable, in whole or in part, then such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law as if such provision had been originally incorporated herein as so modified or restricted or as if such provision had not been originally incorporated herein, as the case may be.

10.            Construction. This Agreement shall be construed and interpreted in accordance with the internal laws of the Commonwealth of Pennsylvania.

11.            Assignment.

(a)            By the Company. The rights and obligations of the Company under this Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company. This Agreement may be assigned to the Company without the consent of the Executive.

(b)            By the Executive. This Agreement and the obligations created hereunder may not be assigned by the Executives, but all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive’s heirs, devisees, legatees executors, administrators and personal representatives. Any attempted assignment in violation of this Section 11(b) shall be null and void.

12.            Notice. All notices required or permitted to be given hereunder shall be in writing and shall be deemed to have been given when mailed by certified mail, return receipt requested, or delivered by a national overnight delivery service addressed to the intended recipient as follows:

If to the Company:

Cognition Therapeutics, Inc.

2403 Sidney St # 261

Pittsburgh, PA 15203

Attention: Chairman of the Board

If to the Executive:

Lisa Ricciardi

40 Old Post Road

Rye, NY 10580

With a copy to:

Wendi S. Lazar, Esq.

Outten & Golden, LLP

685 Third Avenue, Floor 25

New York, NY 10017

Any party may from time to time change its address for the purpose of notices to that party by a similar notice specifying a new address, but no such change shall be deemed to have been given until it is actually received by the party sought to be charged with its contents.

13.         Waivers. No claim or right arising out of a breach or default under this Agreement shall be discharged in whole or in part by a waiver of that claim or right unless the waiver is supported by consideration and is in writing and executed by the aggrieved party hereto or such party’s duly authorized agent. A waiver by any party hereto of a breach or default by the other party hereto of any provision of this Agreement shall not be deemed a waiver of future compliance therewith, and such provisions shall remain in full force and effect.

14.          Survival of Covenants. The provisions of Section 4 through this Section 14 shall survive the termination of the Executive’s employment shall continue in effect thereafter.

(Signature page follows)

Execution Version

IN WITNESS WHEREOF, this Agreement has been executed by the parties on the date(s) indicated below first above written.

COGNITION THERAPEUTICS, INC.

By:	/s/ Robert Gailus

Title:	Chairman of the Board

Date:	6/6/20

/s/ Lisa Ricciardi
Lisa Ricciardi

Date:	6/9/20

Exhibit A

Certain Definitions

The following terms have the meaning set forth below wherever they are used in this Agreement.

“Cause” for the Company (or a successor, if appropriate) to terminate the Executive’s employment will exist upon the occurrence of any of the following events: (i) the Executive’s material breach of this Agreement or any material violation of the Company’s written policies or rules; (ii) the Executive’s having committed willful fraud or willful misconduct, in any such case which is materially injurious to the Company; (iii) the Executive’s having been convicted of a felony involving moral turpitude that results in material harm to the standing or reputation of the Company; or (iv) the Executive’s material breach of the terms of the Invention Assignment Agreement; provided, however, that no Cause shall exist unless the Company has provided written notice to Executive describing in detail such Cause conduct and, to the extent an at or omission giving rise to Cause is reasonably susceptible to cure, Executive shall be given a reasonable opportunity, not to exceed thirty (30) days, after written notice by the Company to cure such act or omission.

“Change of Control” shall have the meaning set forth in the Equity Incentive Plan.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commencement Date” means May ___, 2020.

“Competitive Business” means a business that is engaged in the research, development, marketing, manufacturing, sale or other commercialization of any compound or other agent that targets the sigma-2/PGRMC1 receptor for the prevention and/or treatment of Alzheimer’s Disease or any other neurodegenerative indication or condition.

“Disability means a condition entitling the Executive to benefits under the Company’s long term disability plan, policy or arrangement; provided, however, that if no such plan, policy or arrangement is then maintained by the Company and applicable to the Executive, “Disability” will mean an illness, incapacity or a mental or physical condition that renders the Executive unable or incompetent, with or without a reasonable accommodation, to carry out the job responsibilities that the Executive held or the tasks that the Executive was assigned at the time the disability commenced, as determined in good faith by a physician mutually acceptable to the Company and the Executive, for a period of 90 consecutive days, or 180 non-consecutive days in any rolling 12-month period.

“Equity Incentive Plan” means the Cognition Therapeutics, Inc. 2017 Equity Incentive Plan, as amended from time to time, and any successor thereto.

“Full Diluted Equity” means the issued and outstanding shares of the Company’s Common Stock, determined on a fully-diluted, as-converted basis as of the date of grant of the applicable stock options.

“Good Reason” for the Executive to resign from the employ of the Company will exist upon the occurrence of any of the following events, subject to compliance with the other provisions of Section 4(e): (a) a reduction in the Base Salary, as then in effect; (b) a material reduction of the Executive’s authority, position, responsibilities or duties, except that, following a Change of Control, a reduction in authority, position, responsibilities or duties solely by virtue of the Company being acquired and becoming part of a larger entity or operated as a subsidiary shall not constitute Good Reason; (c) a change in title or reporting line; (d) Executive no longer holding a board seat in accordance with Section 1(c); (c) the Company’s material breach of this Agreement; or (d) a relocation of the Executive’s principal workplace by more than 30 miles from the Company’s principal offices as of the Commencement Date.

Execution Version

Exhibit B

Stock Option Terms

Initial Stock Option. In addition to the options granted to Executive under the Interim CEO Contract, the Executive will be granted additional stock options under the Equity Incentive Plan exercisable for the purchase of shares of the Company’s Common Stock (“Share”) representing 5% of the Company’s Fully Diluted Equity (the “Initial Stock Options”). The Initial Stock Options will vest over a four-year period as follows: (i) 25% vesting on the first anniversary of the Commencement Date; and (ii) 75% vesting in equal monthly installments over the following 36 months.

The Executive will be granted additional stock options upon completion of the Series C if completed as an up round at $1.15 per share to maintain her Fully Diluted Equity position at a minimum of 5%. Notwithstanding the above, if the Executive’s performance exceeds expectation, but does not reach the specified share price hurdle noted above, the Board will not unreasonably withhold the additional stock options grant to maintain her Fully Diluted Equity position at a minimum of 5%. Notwithstanding anything to the contrary, the Executive shall be entitled to the immediate vesting of any unvested Shares subject to the Initial Stock Options if the Company undergoes a Change of Control and the Executive is still actively employed by the Company on the closing of such Change of Control.

Additional Stock Option. If the Company closes an offering of its equity securities at a price per share of the Company’s Preferred Stock of at least $1.75, and the Executive is actively employed by the Company on the date of such closing, the Company shall grant the Executive an additional stock option (“Additional Option”) to purchase Shares representing 1% of the Company’s Fully Diluted Equity, taking into account the securities issued in the applicable offering), after giving effect to such grant. The Additional Option will vest as follows: (i) 25% of the Shares underlying the Additional Option shall vest and become exercisable on the date of grant (“Grant Date”); and (ii) the remaining 75% of the Shares underlying the Additional Option shall vest and become exercisable in 36 substantially equal monthly installments, with each such installment vesting on the first day of every calendar month commencing on the first day of the first full calendar month following the Grant Date, subject to the Executive’s continued employment by the Company through each such date.

Notwithstanding anything to the contrary, if the Company undergoes a Change of Control at a price per share of the Company’s Preferred Stock of at least $1.75 but less than $3.50, and the Executive is still actively employed by the Company on the closing of such Change of Control, the Executive shall be entitled to the immediate vesting of any unvested Shares subject to the Additional Option, then held by the Executive.

Second Additional Option. If the Company closes an offering of its equity securities at a price per share of the Company’s Preferred Stock of at least $3.50, and the Executive is actively employed by the Company on the date of such closing, the Company shall grant the Executive an additional stock option (“Second Additional Option”) to purchase Shares representing 1% of the Company’s Fully Diluted Equity, taking into account the securities issued in the applicable offering), after giving effect to such grant. The Second Additional Option will vest as follows: (i) 25% of the Shares underlying the Second Additional Option shall vest and become exercisable on the date of grant (the “Second Grant Date”); and (ii) the remaining 75% of the Shares underlying the Second Additional Option shall vest and become exercisable in 36 substantially equal monthly installments, with each such installment vesting on the first day of every calendar month commencing on the first day of the first full calendar month following the Second Grant Date, subject to the Executive’s continued employment by the Company through each such date.

Notwithstanding anything to the contrary, if the Company undergoes a Change of Control at a price per share of the Company’s Preferred Stock of at least $3.50, and the Executive is still actively employed by the Company on the closing of such Change of Control, the Executive shall be entitled to the immediate vesting of any unvested Shares subject to the Additional Option and Second Additional Option then held by the Executive.

The exercise price of all stock options will be the fair market value per share of Common Stock as determined by the Board, and the grant thereof will be subject to the execution of a stock option agreement in the form approved by the Company. In addition, the following terms shall apply to all such stock option grants: (i) the stock options shall have a 10-year terms, (ii) the stock options shall remain exercisable, to the extent vested, for a period equal to the lesser of three years plus 90 days (or 2 years plus 90 days in the event that Executive is terminated for Cause) after the date of termination or until the end of the 10-year term, regardless of the Executive’s employment status with the Company, (iii) the definition of “Cause” for purposes of the stock options shall have the meaning set forth in this Agreement and not the Equity Incentive Plan and (iv) subject to applicable legal requirements and limitations with respect to vesting, exercisability and other applicable terms, it is intended that all stock options granted to the Executive be treated as incentive stock options under Section 422 of the Code, with any portion that does not so qualify being treated as nonqualified stock options.

Execution Version

EXHIBIT C

RELEASE OF CLAIMS

1.          Termination of Employment. Lisa Ricciardi (“Executive”) hereby agrees and recognizes that, as of ________, 20__, Executive’s employment relationship with Cognition Therapeutics, Inc., a Delaware corporation (the “Company”), will be permanently and irrevocably severed.

2.          Release of Claims. In consideration of the payments and benefits described in Section 4(d) and Section 4(e) of the employment agreement (the “Employment Agreement”), effective May ___, 2020, by and between Executive and the Company, to which Executive agrees Executive is not entitled until and unless Executive executes and does not revoke this Release, Executive, for and on behalf of herself and her heirs, executors, administrators and assigns, hereby waives and releases any and all complaints, claims, suits, controversies, and actions, whether known or unknown, suspected or claimed, which Executive, or any of the Executive’s heirs, executors, administrators or assigns ever had, now has or may have against the Company and/or its respective predecessors, successors, past or present parents or subsidiaries, affiliates, investors, branches or related entities, in their respective capacities as such (collectively, including the Company, the “Entities”) and/or the Entities’ past or present stockholders, insurers, assigns, trustees, directors, officers, limited and general partners, managers, joint venturers, members, employees or agents in their respective capacities as such (collectively with the Entities, the “Releasees”) by reason of circumstances, acts or omissions which have occurred on or prior to the date that this Release becomes effective, including, without limitation, (a) any complaint, charge or cause of action arising under (i) federal, state or local laws pertaining to employment or termination of employment, including the Age Discrimination in Employment Act of 1967 (the “ADEA,” a law which prohibits discrimination on the basis of age), the National Labor Relations Act, as amended, the Civil Rights Act of 1991, as amended, the Americans with Disabilities Act of 1990, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1963, as amended, the Family and Medical Leave Act of 1993, as amended, the Worker Adjustment Restraining and Notification Act, as amended, the Executive Retirement Income Security Act of 1974, as amended, any applicable Executive Order Programs, the Fair Labor Standards Act, or their state or local counterparts (including, but not limited to, the Pennsylvania Human Relations Act); (ii) any other federal, state or local civil or human rights law; (iii) any other local, state, or federal law, regulation or ordinance; (iv) any public policy, contract and/or quasi-contract or tort (including, but not limited to, claims of breach of the Employment Agreement, an expressed or implied contract, tortious interference with contract or prospective business advantage, breach of the covenant of good faith and fair dealing, promissory estoppel, detrimental reliance, invasion of privacy, nonphysical injury, personal injury or sickness or any other harm, wrongful or retaliatory discharge, fraud, defamation, slander, libel, false imprisonment, negligent or intentional infliction of emotional distress); (v) common law; or (vi) any policies, practices or procedures of the Company; or (b) any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters (the “Released Claims”). By signing this Release, Executive acknowledges that she intends to waive and release any rights known or unknown that she may have against the Releasees under these and any other laws. Notwithstanding the foregoing, Executive does not release, discharge or waive: any rights to indemnification

C-1

that she may have under the certificate of incorporation, the by-laws or equivalent governing documents of the Company or its subsidiaries or affiliates, the laws of the State of Delaware or any other state of which any such subsidiary or affiliate is a domiciliary, the Employment Agreement or any indemnification agreement between Executive and the Company, including those that cannot be released as a matter of law, such as her rights to COBRA, workers compensation, and unemployment insurance; any rights to insurance coverage under any directors’ and officers’ personal liability insurance or fiduciary insurance policy; any rights she may have in her capacity as a stockholder of the Company; any rights she may have to enforce the vested terms of any equity or other incentive agreement previously provided to her; any rights she may have to severance benefits and payment of Accrued Obligations or the Earned Bonus under the Employment Agreement (the “Excluded Claims”). The Executive acknowledges that she has made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by this Section 1.

3.          Proceedings. Executive acknowledges that she has not filed any complaint charge, claim or proceeding, if any, or assigned to any other person the right to bring any such complaint, charge, claim, or proceeding, relating to the Related Claims against any of the Releasees before any local, state or federal agency, court or other body (each individually a “Proceeding”). Executive (i) acknowledges that she will not initiate or cause to be initiated on her behalf any Proceeding and will not participate in any Proceeding, in each case, except as required by law and (ii) waives any right she may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding, including any Proceeding conducted by the Equal Employment Opportunity Commission (the “EEOC”). Further, Executive understands that, by executing this Release, she will be limiting the availability of certain remedies that she may have against the Releasees and limiting also her ability to pursue certain claims against the Releasees. Notwithstanding the above, nothing in Section 1 of this Release shall prevent Executive from (i) initiating or causing to be initiated on her behalf any complaint, charge, claim or proceeding against any Releasee before any local, state or federal agency, court or other body challenging the validity of the waiver of her claims under the ADEA contained in Section 1 of this Release (but no other portion of such waiver), (ii) initiating or participating in an investigation or proceeding conducted by the EEOC or (iii) reporting possible violations of federal, state or local law, ordinance or regulation to any governmental agency or entity, including, but not limited to, the Department of Justice, the U.S. Securities and Exchange Commission (the “SEC”), the Congress and any agency Inspector General, or otherwise taking action or making disclosures that are protected under the whistleblower provisions of any federal, state or local law, ordinance or regulation, including, but not limited to, Rule 21F-17 promulgated under the Securities Exchange Act of 1934, as amended, or (iv) receiving a monetary award for information provided to the SEC pursuant to Rule 21F-17 promulgated under the Securities Exchange Act of 1934, as amended. The Executive acknowledges and agrees that the Executive’s separation from employment with the Company in compliance with the terms of the Employment Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

C-2

4.          Time to Consider. Executive acknowledges that she has been advised that she has twenty-one (21)/forty-five(45) days from the date of receipt of this Release to consider all the provisions of this Release and, further, that if Executive signs this Release prior to the expiration of such twenty-one(21)/forty-five (45) day period, she does hereby knowingly and voluntarily waive said given twenty-one(21)/forty-five (45) day period. EXECUTIVE FURTHER ACKNOWLEDGES THAT SHE HAS RELEASE THIS RELEASE CAREFULLY, HAS BEEN ADVISED BY THE COMPANY TO, AND HAS IN FACT, CONSULTED AN ATTORNEY, AND FULLY UNDERSTANDS THAT BY SIGNING BELOW SHE IS GIVING UP CERTAIN RIGHTS WHICH SHE MAY HAVE TO SUE OR ASSERT A CLAIM AGAINST ANY OF THE RELEASEES, AS DESCRIBED IN SECTION 1 OF THIS RELEASE AND THE OTHER PROVISIONS HEREOF. EXECUTIVE ACKNOWLEDGES THAT SHE HAS NOT BEEN FORCED OR PRESSURED IN ANY MANNER WHATSOEVER TO SIGN THIS RELEASE, AND EXECUTIVE AGREES TO ALL OF ITS TERMS VOLUNTARILY. [EXECUTIVE ALSO ACKNOWLEDGES THAT SHE HAS RECEIVED ALL INFORMATION REQUIRED TO BE DISCLOSED IN CONNECTION WITH AN EXIT INCENTIVE OR OTHER EMPLOYMENT TERMINATION PROGRAM.]

5.          Revocation. Executive hereby acknowledges and understands that Executive shall have seven (7) days from the date of her execution of this Release to revoke this Release (including, without limitation, any and all claims arising under the ADEA) and that neither the Company nor any other person is obligated to provide any benefits to Executive pursuant to Section 4(d) or Section 4(e) of the Employment Agreement until eight (8) days have passed since Executive’s signing of this Release without Executive having revoked this Release, in which event the Company immediately shall arrange and/or pay for any such benefits otherwise attributable to said eight (8) day period, consistent with the term of the Employment Agreement. If Executive revokes this Release, Executive will be deemed not to have accepted the terms of this Release, no action or forbearance of action will be required of the Company under any section of this Release, and Executive shall not be entitled to receive any portion of the severance compensation and benefits which are conditioned on the delivery of this Release.

6.          No Admission. This Release does not constitute an admission of liability or wrongdoing of any kind by Executive or the Company.

7.          Confidentiality. Executive agrees that Executive will not communicate or disclose the terms of this Release to any persons with the exception of members of Executive’s immediate family and Executive’s attorney and financial advisor, or as permitted by Section 3 above.

8.          Return of Company Property. Executive represents that all equipment and other property of the Company, including any documents and files, whether electronically stored or maintained in hard copy, have been returned to the Company, and that Executive has

C-3

not retained any copies of the same. Notwithstanding anything to the contrary in this Agreement, Executive may retain her contact lists, whether in electronic or paper form (e.g. rolodex, Outlook contacts, etc.) and copies of documents related to Executive’s compensation and benefits.

9.          Non-Disparagement. Executive will not disparage any Releasee or otherwise take any action which could reasonably be expected to adversely affect the personal or professional reputation of any Releasee. The Company’s directors, officers and senior executives shall not disparage or otherwise take any action which could reasonably be expected to adversely affect the personal or professional reputation of the Executive.

10.        Post-Employment Obligations. Executive reaffirms that she will comply with all of her post-employment obligations as set forth in Section 5 of the Employment Agreement.

11.        Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes any and all prior representations, agreements, written or oral, expressed or implied, except for Section 5 of the Employment Agreement, which survives the termination of Executive’s employment and is incorporated herein by reference, and except for any agreements with respect to Executive’s options to acquire Common Stock of the Company. This Agreement may not be modified or amended other than by an agreement in writing signed by an officer of the Company.

12.        Acknowledgement. Executive acknowledges and agrees that, subsequent to the termination of Executive’s employment, Executive shall not be eligible for any payments from the Company or Company-paid benefits, except as expressly set forth in this Agreement. Executive also acknowledges and agrees that Executive has been paid for all time worked and has received all other compensation owed to her.

13.        Assignment. This Agreement shall be binding upon and be for the benefit of the parties as well as Executive’s heirs and the Company’s successors and assigns.

14.        General Provisions. A failure of any of the Releasees to insist on strict compliance with any provision of this Release shall not be deemed a waiver of such provision or any other provision hereof. If any provision of this Release is determined to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable, and in the event that any provision is determined to be entirely unenforceable, such provision shall be deemed severable, such that all other provisions of this Release shall remain valid and binding upon Executive and the Releasees.

15.        Governing Law. The validity, interpretations, construction and performance of this Release shall be governed by the laws of the Commonwealth of Pennsylvania without giving effect to conflict of laws principles.

IN WITNESS WHEREOF, Executive has hereunto set Executive’s hand as of the day and year set forth opposite her signature below.

C-4